Exhibit 99.1

April 24, 2018

Steven Eck
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Personal & Confidential

Dear Steven:

Subject to your acceptance of all the provisions of this letter, I am pleased to extend to you an offer of employment to join CSS Industries, Inc. (“CSS” or the “Company”) as Vice President of Finance and Accounting reporting to John Roselli – Executive Vice President Finance and Chief Financial Officer. A recommendation will be made to the Human Resources Committee of the Board of Directors of CSS (the “Committee”) to designate you as the Company’s Principal Accounting Officer.

This offer is contingent on you successfully passing a drug test and background check. You are to commence employment at the Plymouth Meeting, PA office on June 4, 2018. You will be compensated with a Base Salary (subject to deductions), annualized at $285,000, to be paid semi-monthly by direct deposit. This position is exempt from any overtime pay requirements. This offer must be accepted by signing and returning this letter to me no later than April 27, 2018 or it shall be deemed rejected.

Your performance will be reviewed at least annually and any increase in salary, if warranted, will be determined on an annual basis. You will be eligible for review and salary increase consideration commencing in April 2019.

You will be eligible to participate in the Company’s Incentive Bonus Plan (the “Plan”) for Fiscal Year 2019. The amount of your Bonus will be determined in accordance with the Company’s Management Incentive Program Criteria. The current target Bonus for your position is 40% of your Base Salary. Any Bonus you may be eligible to receive for the Company’s current Fiscal Year will be pro-rated based on your Start Date, as well as to the other terms and conditions of the Plan. Both the Plan and your target Bonus percentage are subject to change at the discretion of the Company.

You will be provided for your use a CSS-owned or leased automobile comparable to the owned or leased automobiles then made available by CSS to similar situated employees.

Subject to and contingent upon your commencement of employment with the Company, a recommendation will be made to the Human Resources Committee of the Board of Directors of CSS (the “Committee”) to grant to you 5,000 Restricted Stock Units (RSU) which will vest in the future. Generally, the Committee would consider your grant recommendation at the next meeting at which it makes grants. This grant will in all respects be subject to and in accordance with the provisions of the CSS 2004 Equity Compensation Plan, and the terms of the grant letter to be provided to you at the time of the grant. Any grant would also be conditioned upon your continued employment with the Company.

You will be eligible to participate in benefit programs provided by the Company to other employees in comparable positions in accordance with the applicable terms of these programs. These benefits may be modified and specific elements may be terminated from time to time in the Company’s sole and unfettered discretion. You will be eligible to accrue for vacation in accordance with the Company vacation policy and you will be eligible for three (3) weeks per year.

On the date you commence full time employment, you will be expected to sign a letter of compliance confirming compliance with Company policies. You must in good faith and at all times comply with all of the Company’s policies, rules, customs and practices, as they may be changed from time to time.

In consideration of this offer of employment you agree:

1.
Non-Competition: You covenant that during your employment with CSS and for a period of one year after the date upon which your employment with CSS terminates, you will not unless with the prior written consent of the Board of Directors of CSS, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged in the design, development, manufacture, distribution or sale of any products which: (i) CSS or its affiliates may be designing, developing, manufacturing, distributing or selling either during the time you are employed by CSS or at the date of termination of your employment with CSS, and (ii) are intended for ultimate sale and distribution within any portion of the United States or Canada (whether or not such business is physically located within the United States or Canada). You recognize that the business of CSS and its affiliates and your connection therewith is or will be involved in activities both inside and outside the United States and Canada with respect to the design, development, manufacture, distribution or sale of products intended for ultimate sale and distribution within the United States and/or Canada and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth below) are therefore not appropriate.

2.
No Solicitation: You further agree that, for a period of one year after your employment with CSS has ended, you will not either directly or indirectly, (a) call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within two years prior thereto had been, a customer of CSS or any of its affiliates with respect to the activities prohibited by the Non-Competition covenant above, or (b) solicit the employment of any person who was employed by CSS on a full or part-time basis at the time of your termination of employment, unless such persons was involuntarily discharged by CSS after your termination of employment.

Neither this letter nor any other materials given to you by the Company is intended to be, nor shall be deemed or interpreted to be, an employment agreement. You acknowledge that your employment with the Company shall at all times be on an “at-will” basis, which means that either you or the Company may terminate your employment at any time and for any reason. However, in the event that the Company terminates your employment without cause, and subject to your compliance with the terms and conditions of this letter agreement, the Company shall make severance payments in an amount governed by the Company’s then-current severance policy applicable to you (less applicable tax withholdings and payroll deductions).  Your signature upon this letter where noted below and its return will indicate your acknowledgement that your employment is “at-will” and is in accordance with those conditions and terms herein summarized.

This letter shall set forth the entire understanding of the parties with respect to all aspects of the offer of employment. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this letter.

Please confirm the correctness of the understandings set forth in this letter including the start date of no later than June 4, 2018, your agreement thereto, and your confirmation that you are not subject to any non-competition agreement or other impediment preventing your employment by the Company by executing this letter where noted below and returning this letter to me no later than April 27, 2018.

We look forward to your successful career with CSS!

Sincerely,
CSS Industries, Inc.

By /s/ Denise Andahazy
Denise Andahazy
Vice President and Chief Human Resources Officer

Agreed to and acknowledged as correct:

/s/ Steven W. Eck                     April 26, 2018
Steven Eck                         Date of Signature

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